Exhibit 99.1

APAC Customer Services Announces Fourth Quarter and Full Year 2009 Results

  4Q revenue increases 30.9% (21.7% when adjusted for 14th week)
  4Q net income of $0.17 per diluted share excluding tax benefit
  ($0.16 when further adjusted for 14th week)
  4Q pretax profit margins of 10.9% versus 7.8% in Q408
  Ends Q4 with $20.6 million in cash and no outstanding borrowings

BANNOCKBURN, Ill.--(BUSINESS WIRE)--February 18, 2010--APAC Customer Services, Inc. (Nasdaq: APAC), a leader in global outsourced services and solutions, today reported financial results for its fourth fiscal quarter and year ended January 3, 2010. APAC’s fiscal year ends on the Sunday closest to December 31 and therefore in 2009, both our fourth quarter and fiscal year included one additional week.

Fourth Quarter 2009 Results

Revenue for the 14-week 2009 fourth quarter was $85.5 million compared to $65.3 million in the 13-week 2008 fourth quarter. Gross profit for the 2009 fourth quarter was $17.2 million, or 20.1%, compared to $12.3 million, or 18.8%, in the prior year fourth quarter. Including $23.8 million in income tax benefits due to the reversal, in the 2009 fourth quarter, of the valuation allowance that had been recorded against the company’s deferred tax asset, the company reported net income of $33.1 million, or $0.61 per diluted share, compared to net income of $5.1 million, or $0.10 per diluted share, in the prior year quarter.

Excluding the impact of the incremental tax benefit related to the valuation allowance reversal, the company’s net income totaled $9.3 million, or $0.17 per diluted share. Excluding the impact of the extra week in the fourth quarter of fiscal 2009, APAC’s revenue totaled $79.5 million, an increase of 21.7% from the prior year fourth quarter. The additional week increased APAC’s net income by $0.4 million, or less than $0.01 per diluted share. Fourth quarter 2009 adjusted EBITDA, was $12.5 million, or $12.1 million without the 14th week, compared to $8.6 million in the 2008 fourth quarter, and is shown in the attached reconciliation tables.

Full Year 2009 Results

Revenue for the 53-week 2009 fiscal year was $293.2 million compared to $248.8 million in the 52-week 2008 fiscal year. Gross profit for 2009 was $65.3 million, or 22.3%, compared to $40.8 million, or 16.4%, in the prior year. Including $23.8 million in income tax benefits due to the reversal of the valuation allowance, the company reported net income of $58.1 million, or $1.09 per diluted share, compared to net income of $3.0 million or $0.06 per diluted share, in 2008.

Excluding the impact of the extra week in fiscal 2009, APAC’s revenue totaled $287.2 million, an increase of 15.4% from the prior year. APAC’s net income totaled $33.8 million or $0.64 per diluted share after removing both the impact of the extra week and the valuation allowance reversal. Full year 2009 adjusted EBITDA, was $46.5 million and $46.1 million without the 53rd week, compared to $23.1 million for full year 2008, and is shown in the attached reconciliation tables.

President and CEO Mike Marrow commented, “We brought 2009 to a very successful close, growing with both new and existing clients despite the tough economic environment, and maintaining our top-tier industry operating margins. Even after excluding our sizable one-time tax benefit and the extra week in fiscal 2009, we delivered the high end of our EPS guidance for the year. We accomplished our goals by combining high quality with cost effectiveness in all aspects of APAC’s operations.”

Senior Vice President and CFO Andrew Szafran added, “Based on the current economic environment, we expect to generate revenue in the range of $320 million to $330 million in fiscal 2010, an increase of 11-15% on a 52-week basis. EBITDA for fiscal 2010 is expected to range from $51.8 million to $53.5 million, an increase of 12-16% on a 52-week basis.”

“Due to the APAC’s sustained and on-going profitability, in the fourth quarter we reversed substantially all of the valuation allowance on our deferred tax asset, which resulted in a significant, one-time tax benefit. Looking forward to 2010, we are estimating a reported effective tax rate of 38%; however, we are also estimating that cash taxes paid will be approximately 10% due to the NOL carryforward that will reduce our future tax liability. For comparative purposes, had we applied the 38% effective tax rate to our fiscal 2009 earnings, reported EPS would have been $0.40. Given this change in our effective tax rate, for fiscal 2010 reported EPS is expected to be in the range of $0.44 to $0.46. The difference between reported and cash taxes paid is expected to close sometime during fiscal 2011.”

Debt and Liquidity

As of the end of the 2009 fourth quarter, the company had $20.6 million in cash and no outstanding borrowings. Net capital expenditures during the 2009 fourth quarter were $4.1 million compared to $2.7 million in the prior year fourth quarter. The increased capital expenditures were primarily associated with new business and enhancements to our IT infrastructure.

Chairman to Establish Follow-On 10b5-1 Pre-Arranged Sales Plan

Our Chairman and founder, Theodore G. Schwartz, intends to establish a new pre-arranged trading plan under SEC Rule 10b5-1 of the Securities Exchange Act of 1934 under which he will sell up to three million shares of APAC stock through December 31, 2012.

The 10b5-1 plan previously announced in our first quarter 2009 earnings release was completed in October 2009. Rule 10b5-1 permits, among other things, individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

The new plan is set with a minimum price above both the previous 10b5-1 plan and current market prices. Mr. Schwartz stated, "As part of my overall financial and estate planning, I have decided to diversify a further portion of my position in APAC over time. I was pleased that the prior plan was successful for me and other shareholders as it increased the liquidity available in the stock while the share price increased. I intend to remain actively engaged with the company, and I am confident that the market is viewing the reduction in my concentrated ownership as a positive for all shareholders.”

Mr. Schwartz currently beneficially owns 14.9 million shares, or approximately 28% of the outstanding shares, based on common shares reported as of January 3, 2010 of 52.3 million. If the plan is fully implemented, Mr. Schwartz would beneficially own approximately 11.9 million shares.

Under the trading plan, which will go into effect during an open window under the Company's insider trading policy, APAC stock will be sold based upon the specific instructions set forth in the plan. Mr. Schwartz will not retain or exercise any discretion over the sales of shares under the trading plan or the timing of such sales. All sales by Mr. Schwartz will be made in accordance with the volume limitations of SEC Rule 144. The plan provides that the sales may only occur at minimum prices specified in the plan. There is no assurance that any or all of the shares will be sold pursuant to the plan. Further, Mr. Schwartz reserves the right to cancel the plan at any time.

Fourth Quarter 2009 Conference Call

Management of APAC Customer Services will hold a conference call, including a visual presentation on the company’s website, to discuss financial results on Friday, February 19, 2010 at 9:00 a.m. Central Time (10:00 am ET). To participate in the live call by telephone, please dial 913-312-0705 and reference APAC’s earnings call. No pass code is required.

The conference call, including the visual presentation, will be available live in the Investor Relations section of APAC Customer Services’ web site at http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). Information regarding the reconciliation of our non-GAAP measures to our GAAP results will be posted on our website at http://www.apaccustomerservices.com.

A replay of the webcast and visual presentation will be accessible through the company's website for 30 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. Central Time (midnight ET) on Monday, February 22, 2010, by dialing 719-457-0820. The pass code for the replay is #3822456.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions to market leaders in healthcare, business services, communications, media & publishing, travel & entertainment and financial services industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company's management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause the company’s actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients or reduction in demand for services could have a material adverse effect on the company; the performance of its clients and general economic conditions; its financial results depend on the ability to effectively manage production capacity and workforce; the terms of its client contracts; its ability to sustain profitability; its availability of cash flows from operations and compliance with debt covenants and funding requirements under the company’s credit facility; its ability to conduct business internationally, including managing foreign currency exchange risks; its principal shareholder can exercise significant control over the company; and its ability to attract and retain qualified employees.

Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its subsequent filings on Form 10-Q for the fiscal quarters ended March 29, 2009, June 28, 2009 and September 27, 2009. Our filings are available under the investor relations section of our website at http://www.apaccustomerservices.com and on a website maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Information

To supplement our Condensed Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial information when describing our financial performance. This "non-GAAP financial information" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. GAAP (“GAAP”) in the statements of operations, balance sheets or statements of cash flows of a company.

We present EBITDA and adjusted EBITDA, which are defined as non-GAAP financial measures and also present the fiscal year 2009 financial results excluding the financial impact of the reversal of the valuation allowance recorded against the deferred tax asset and the financial impact of the 53rd week of operations. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial information are significant components of our financial statements and must be considered in performing a comprehensive analysis of our overall financial results.

We believe that this non-GAAP financial information provides meaningful supplemental information and is useful in understanding our results of operations and analyzing of trends because they exclude certain charges. We also believe that non-GAAP financial information is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by us in our financial and operational decision-making. In addition, we believe investors, analysts and lenders benefit from referring to non-GAAP information when assessing our performance and expectations of our future performance. However, this information should not be used as a substitute for our GAAP financial information; rather it should be used in conjunction with financial statement information contained in our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of all non-GAAP financial information to the most directly comparable GAAP financial measure in the accompanying notes to selected financial and statistical data. More information on certain of this non-GAAP financial information can be found in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and its subsequent filings on Form 10-Q for the fiscal quarters ended March 29, 2009, June 28, 2009 and September 27, 2009.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen/Fourteen Weeks Ended *			Fifty-Two/Fifty-Three Weeks Ended *

	January 3,	December 28,	Fav (Unfav)	January 3,	December 28,	Fav (Unfav)
	2010	2008	%	2010	2008	%

Net revenue	$85,529	$65,329	31%	$293,177	$248,799	18%

Cost of services	68,316	53,057	(29)	227,845	207,953	(10)

Gross profit	17,213	12,272	40	65,332	40,846	60

Operating expenses:

Selling, general and administrative expenses	7,864	6,566	(20)	30,732	30,148	(2)
Restructuring and other charges (reversals)	2	241	99	(56)	3,635	102
Total operating expenses	7,866	6,807	(16)	30,676	33,783	9

Operating income	9,347	5,465	71	34,656	7,063	391

Other (income) expense	9	(44)	(120)	(36)	(347)	(90)
Interest (income) expense, net	(16)	404	104	(34)	4,358	101

Income before income taxes	9,354	5,105	83	34,726	3,052	1,038

Income tax expense (benefit)	(23,756)	-	N/M	(23,327)	33	N/M

Net income	$33,110	$5,105	549%	$58,053	$3,019	1,823%

Net income per share:

Basic	$0.63	$0.10		$1.13	$0.06
Diluted	$0.61	$0.10		$1.09	$0.06

Weighted average number of shares outstanding:
Basic	52,177	50,596		51,570	50,424
Diluted	54,284	50,649		53,296	50,477

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year and quarter ended January 3, 2010 include 53 weeks and 14 weeks, respectively. The fiscal year and quarter ended December 28, 2008 include 52 weeks and 13 weeks, respectively.

N/M - Percentage change is not meaningful

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 3,	December 28,
Assets	2010 *	2008 *

Current Assets:
Cash and cash equivalents	$20,557	$618
Accounts receivable, net	45,358	31,547
Deferred tax assets, current	14,593	-
Other current assets	6,323	3,515
Total current assets	86,831	35,680

Property and equipment, net	25,653	22,664

Goodwill and intangibles, net	14,366	16,772

Deferred tax assets, non-current	10,170	-
Other assets	1,585	1,448

Total assets	$138,605	$76,564

Liabilities and Shareholders' Equity

Current Liabilities:
Short-term debt and capital lease obligations	$397	$6,100
Accounts payable and other accrued liabilities	34,289	31,129
Total current liabilities	34,686	37,229

Other liabilities	4,171	3,915

Commitments and contingencies	-	-

Total shareholders' equity	99,748	35,420

Total liabilities and shareholders' equity	$138,605	$76,564

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Fifty-Two/Fifty-Three Weeks Ended *
	January 3,	December 28,
	2010	2008

Operating activities:
Net income	$58,053	$3,019
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	11,870	12,067
Deferred income taxes	(24,763)	-
Non-cash restructuring charges	-	14
Stock compensation expense	860	1,305
Non-cash warrant issuances	-	215
Loss on sale of property and equipment	38	193
Amortized gain on sale leaseback	(94)	(118)
Income taxes payable	112	33
Changes in operating assets and liabilities	(14,139)	10,307
Net cash provided by operating activities	31,937	27,035

Investing activities:
Purchases of property and equipment, net	(10,899)	(5,810)
Net proceeds from sale of property and equipment	1	57
Net cash used in investing activities	(10,898)	(5,753)

Financing activities:
Net payments under revolving credit facility	(6,100)	(6,207)
Payments on long-term debt	-	(14,000)
Payment of capital lease obligations	(139)	-
Payment of financing costs	(29)	(996)
Stock option transactions including related excess income tax benefits	4,462	403
Purchase of treasury stock	(6)	(49)
Net cash used in financing activities	(1,812)	(20,849)

Effect of exchange rate changes on cash	712	(1,241)

Net increase (decrease) in cash and cash equivalents	19,939	(808)
Cash and cash equivalents:
Beginning balance	618	1,426

Ending balance	$20,557	$618

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.
The fiscal years ended January 3, 2010 and December 28, 2008 include 53 weeks and 52 weeks, respectively.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen/Fourteen Weeks Ended (1)			Fifty-Two/Fifty-Three Weeks Ended (1)

	January 3,	December 28,	Fav	January 3,	December 28,	Fav
	2010	2008	(Unfav)	2010	2008	(Unfav)

Selected Financial Information:

Revenue	$85,529	$65,329	31%	$293,177	$248,799	18%

Net income	33,110	5,105	549%	58,053	3,019	1,823%

EBITDA (2)	12,497	8,337	50%	46,562	19,477	139%

Adjusted EBITDA (2)	12,499	8,578	46%	46,506	23,112	101%

Statistical Information:

Number of customer care centers	15	13	2	15	13	2

End of period number of seats:
Domestic	6,222	4,855	1,367	6,222	4,855	1,367
Off-shore	4,164	3,467	697	4,164	3,467	697
Total	10,386	8,322	2,064	10,386	8,322	2,064

See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information

(1)	We operate on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year and quarter ended January 3, 2010 include 53 weeks and 14 weeks, respectively. The fiscal year and quarter ended December 28, 2008 include 52 weeks and 13 weeks, respectively.

(2)	We define EBITDA as net income plus income tax expense (benefit), depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges.

EBITDA and adjusted EBITDA are measures used by our lenders, investors and analysts to evaluate our financial performance and our ability to pay interest and repay debt. These measures are also indicative of our ability to fund the capital investments necessary for our continued growth. We use these measures, together with our GAAP financial metrics, to assess our financial performance, allocate resources, measure our performance against debt covenants, and evaluate our overall progress towards meeting our long-term financial objectives.

EBITDA and adjusted EBITDA are not intended to be considered in isolation or as a substitute for net income or cash flow from operations data presented in accordance with GAAP or as a measure of liquidity. The items excluded from EBITDA and adjusted EBITDA are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results.

EBITDA and adjusted EBITDA can be reconciled to net income, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen/Fourteen Weeks Ended		For the Fifty-Two/Fifty-Three Weeks Ended
	January 3, 2010	December 28, 2008	January 3, 2010	December 28, 2008

Net income	$33,110	$5,105	$58,053	$3,019
Interest (income) expense, net	(16)	404	(34)	4,358
Income tax (benefit) expense	(23,756)	-	(23,327)	33
Depreciation and amortization	3,159	2,828	11,870	12,067
EBITDA	$12,497	$8,337	$46,562	$19,477
Restructuring and other charges (reversals)	2	241	(56)	3,635
Asset impairment charges	-	-	-	-
Adjusted EBITDA	$12,499	$8,578	$46,506	$23,112

(3)	Adjusted financial results measures revenue, profit and earnings per share adjusted for the income tax benefit resulting from the reversal of the valuation allowance and the financial impact of the additional week of operating results for fiscal year 2009. The presentation of adjusted financial results is not intended to be considered in isolation or as a substitute for net income presented in accordance with GAAP. The items excluded from adjusted financial results are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results.

We believe this information is useful to investors and analysts in order to provide a better understanding of the operating results of the company on a comparable basis. We believe that this information provides investors and analysts with a more complete understanding of underlying operating results and ongoing operations by excluding the effect of infrequent activities. We use this information, together with our GAAP financial metrics, to assess our financial performance, allocate resources, and evaluate our overall progress towards meeting our long-term financial objectives.

We recognize that the computation of adjusted financial results may not be consistent with calculations of similar information used by other companies. The accompanying table has more details on the GAAP financial measures that are most directly comparable to adjusted financial results and the related reconciliations between this financial information.

Adjusted financial results for the 14 weeks and 53 weeks ended January 3, 2010 can be reconciled to revenue, gross profit, income before taxes, income tax expense (benefit), net income, and earnings per share which we believe to be the most directly comparable financial measures calculated and presented in accordance with GAAP, as follows:

		Adjustments
Qtr4 2009	Actual	Valuation Allowance	Fourteenth Week	Adjusted
Revenue	$85.5	-	$(6.0)	$79.5
Gross Profit	$17.2	-	$(0.9)	$16.4
Pretax Profit (IBT)	$9.4	-	$(0.4)	$9.0
Income Tax Expense (Benefit)	$(23.8)	$23.8	$0	$0.1
Net Income	$33.1	$(23.8)	$(0.4)	$8.9
Adjusted EBITDA	$12.5		$(0.4)	$12.1
EPS (diluted)	$0.61			$0.16

		Adjustments
FY 2009	Actual	Valuation Allowance	Fifty-Third Week	Adjusted
Revenue	$293.2		$(6.0)	$287.2
Gross Profit	$65.3		$(0.9)	$64.5
Pretax Profit (IBT)	$34.7		$(0.4)	$34.4
Income Tax Expense (Benefit)	$(23.3)	$23.8	$0	$0.5
Net Income	$58.1	$(23.8)	$(0.4)	$33.8
Adjusted EBITDA	$46.5		$(0.4)	$46.1
EPS (diluted)	$1.09			$0.64

CONTACT:
APAC Customer Services, Inc.
Andrew B. Szafran, 847-374-1949
Senior Vice President and Chief Financial Officer
ABSzafran@APACMail.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Harriet Fried / Jody Burfening, 212-838-3777
HFried@lhai.com